Exhibit 10.39
ASSET MANAGEMENT AGREEMENT
(Maryland Portfolio)
     THIS ASSET MANAGEMENT AGREEMENT (this “Agreement”) is made effective as of the 29th day of July, 2005 (the “Effective Date”), between ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership, having an office at 4733 Bethesda Avenue, Suite 800, Bethesda, Maryland 20814 (“Owner”), and BROWNSTONE CAPITAL, LLC, a Virginia limited liability company, having an office at 4733 Bethesda Avenue, Suite 500, Bethesda, Maryland 20814 (“Manager”).
W I T N E S S E T H:
     WHEREAS, Owner is the owner (directly or through subsidiary limited liability companies (each an “Operating Company” and together the “Operating Companies”)) of certain tracts of land (the “Land”), together with certain buildings located thereon (the “Buildings”) and other improvements (collectively, the “Improvements”) erected thereon, as well as related tangible and intangible personal property related thereto (“Personal Property”), as follows:

Project	Land and Improvements
Columbia Project – 5450	5450 Knoll North Drive Columbia, Maryland

Columbia Project – 5500	5500 Knoll North Drive Columbia, Maryland

(note: Columbia Project – 5450 and Columbia Project – 5500 sometimes collectively referred to as “Columbia Project”)

Frederick Project	110 Baughman’s Lane Frederick, Maryland

Timonium Project	2205 York Road Timonium, Maryland
     Each of the foregoing projects (including the Land, Buildings, Improvements and Personal Property associated therewith), is referred to as a “Project” and together as the “Projects”. The Projects are sometimes also referred to collectively as the “Property”.
     WHEREAS, Owner desires to obtain the services of Manager in connection with the asset management of certain aspects of the development, leasing, management, operation, disposition and strategic planning for the Property (all of the foregoing, being more particularly described below, being hereinafter referred to as “Manager’s Obligations”) and Manager desires to render such services, as more fully described herein, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including this preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Acquisition Fee” means the Acquisition Fee set forth in Exhibit “A”.
     “Additional Incentive Disposition Fee” means the Additional Incentive Disposition Fee set forth in Exhibit “A”.
     “Affiliate” means any person or persons acting in concert in respect of the person in question that, directly or indirectly, through one or intermediaries, Controls, is controlled by or is under common control with such person (for purposes hereof, a “person” includes any natural person as well as any entity such as a partnership, limited liability company or corporation).
     “Asset Management Fee” means the Asset Management Fee set forth in Exhibit “A”.
     “Budgets”, including “Development Budget(s)”, “Operating Budget(s)” and “Capital Budget(s)” shall have the meaning set forth in Article V.
     “Business Plan” shall have the meaning set forth in Article 2.2.2.
     “Change of Control” of Manager shall be deemed to have occurred if (i) except if the same occurs as a result of the death or incompetence of the Manager Representatives, the Manager Representatives named herein own, directly or indirectly, in the aggregate less than fifty percent (50%) of the beneficial interest in Manager; (ii) neither of the Manager Representatives name herein Control Manager; or (iii) neither of the Manager Representatives named herein has primary asset management responsibility for the Property on behalf of Manager.
     “Construction Agreement” or “Construction Contract” means any construction contract(s) and/or construction management agreement(s) entered into (or intended to be entered into) between Owner and the Contractor, as the same may be amended or otherwise modified from time to time.
     “Contractor” means any general contractor and/or construction management firm under the Construction Contract.

     “Control,” “Controlled by,” and “under common Control with,” as used with respect to any person or group of persons, means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract or otherwise.
     “Incentive Disposition Fee” means the Incentive Disposition Fee set forth in Exhibit “A”.
     “Leases” means leases and other agreements relating to the occupancy of space within the Property.
     “Leasing Agreement” means the leasing agreement(s) entered into (or intended to be entered into) by Owner and the Leasing Agent, as the same may be amended or otherwise modified from time to time.
     “Leasing Agent” means the leasing agent(s) under the Leasing Agreement.
     “Manager” means Brownstone Capital, LLC.
     “Manager Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Manager.
     “Manager’s Obligations” shall have the meaning set forth in the recitals to this Agreement.
     “Manager’s Representative” means as of the Effective Date, Shawn Krantz and Stephen Carboni (or either of them, in the case of the death or incompetency of one of Shawn Krantz or Stephen Carboni), in their capacities as representatives of Manager, or a substitute Manager’s Representative(s) appointed from time to time by Manager with the consent of Owner. Either party constituting Manager’s Representative may act on its own, without the consent or joinder by the other party, and Owner may rely on any notice, agreement, consent, approval or other action taken by any such party as being the notice, agreement, consent, approval or other action of Manager.
     “Owner Exculpated Party” means any and all direct and indirect officers, directors, shareholders, members, managers, beneficial owners, trustees, partners, Affiliates, employees, participants or agents of Owner.
     “Owner’s Representative” means as of the Effective Date, Peter Minshall, William LeBlanc and Blair Fernau, in their capacity as representatives of Owner, or a substitute Owner’s Representative(s) as appointed from time to time by Owner. Any Owner’s Representative may act on its own without the consent or joinder by the other party or parties, and Manager may rely on any notice, agreement, consent, approval or other action taken by any such party as being the notice, agreement, consent, approval or other action of Owner.
     “Payoff Option” shall have the meaning set forth in Exhibit “B” to this Agreement.

     “Permitted Variances” means, with respect to any line item on any approved Budget for a Project, and with respect to any annual period, a deviation that is not greater than the lesser of (i) Five Thousand and 00/100 Dollars ($5,000) or (ii) two percent (2%) of the amount shown in such line item.
     “Professionals” means any and all attorneys, architects, engineers, consultants and other professionals involved in any Work.
     “Projects” shall have the meaning set forth in the recitals to this Agreement.
     “Property” shall have the meaning set forth in the recitals to this Agreement.
     “Property Management Agreement” means the property management agreement(s) entered into between Owner and the Property Manager, as same may be amended or otherwise modified from time to time.
     “Property Manager” means the property manager(s) under the Property Management Agreement.
     “Redevelopment Work” means the Work involved in the redevelopment and construction, including related tenant improvement work, with respect to the respective Projects more particularly described in the Development Budgets and Business Plans for each of the Projects.
     “Service Contracts” means any and all service contracts that are required in the ordinary course of business of operating a Project in a manner applicable to buildings of a similar nature to the subject Project and which provide for services that are included in an approved Operating Budget, including, without limitation, contracts for electricity, gas, telephone, cleaning, security, vermin extermination and other services which are required under any of the Leases or to comply with any legal requirements.
     “Work” means any and all repairs, construction, alterations, renovations or work performed at the Property, including, without limitation, tenant improvements.
ARTICLE II
APPOINTMENT
     SECTION 2.1 Appointment of Manager. Subject to the provisions and during the Term of this Agreement, Owner hereby appoints Manager, and Manager hereby accepts appointment, as Owner’s asset manager for the Property to perform Manager’s Obligations. Manager agrees to perform Manager’s Obligations so as to assist Owner in causing the Property to be operated, maintained, listed, leased and renovated, and if applicable, offered for sale, in an orderly and efficient manner, in accordance with the Business Plan, and the Operating Budget, Capital Budget, and Development Budget for each Project, and otherwise, as applicable to buildings of a nature similar to each Project in the market where such Project is located. Manager shall at all times during the performance of its duties hereunder, act in Owner’s interest with respect to the proper protection of the Property. In this capacity, except as disclosed to and approved by Owner in writing, Manager shall at all times deal at arm’s length with all third parties and shall serve Owner’s interest at all times. Manager shall work cooperatively with the Property Manager, independent leasing agents (including Leasing Agent), the construction management firm (or general contractor), and, if applicable, real estate brokers, which are to retained by Owner in connection with the property management, leasing, Work, Redevelopment Work and disposition of Projects. Manager shall provide advisory, consultation and asset management services reasonably necessary for properties similar in type and location to the Property, including, without limitation, providing advisory, consultation and other services in accordance with this Agreement, and working with the Owner to achieve the expeditious redevelopment, leasing and disposition of the Property in a manner consistent with the Business Plan. Manager’s asset management duties shall include without limitation, the duties to advise the Owner on Manager’s opinion of the best manner to redevelop, manage, lease, hold, make collections from, resolve any matters regarding, and dispose of, the Property, to take such actions in respect of the Property as are reasonably requested by the Owner consistent with its duties specified herein, and to use all reasonable efforts to assist Owner in causing the Property to be operated consistently with the approved Budgets. In addition, Manager’s asset management obligations shall include the responsibility for making recommendations to Owner as to Manager’s judgment regarding each of the foregoing matters described in this Article II.
     SECTION 2.2 Duties and Powers of Manager Operations. Without limiting the generality of the provisions of Section 2.1 of this Agreement, Manager agrees, and is hereby granted the authority to do the following:
     SECTION 2.2.1 Books and Records. Owner, directly or through the Property Manager, shall maintain the books and records for the Projects. Manager understands that separate and complete records for each Project will be maintained. Manager shall promptly deliver to Owner copies of any source materials in Manager’s possession. All records shall at all times be the property of Owner. Upon termination of this Agreement, Manager shall deliver to Owner copies of all such records and source materials in Manager’s possession.
     SECTION 2.2.2 Reports and Budgets. Manager agrees (i) to review and make itself available to Owner to discuss or analyze Monthly Statements of operations provided by the Property Manager, (ii) to prepare and/or oversee preparation and updates for Owner of the Business Plan (which shall be comprised of the Argus financial models for the Projects), and Development Budget, and to oversee preparation and updates for Owner of any Operating Budget and any Capital Budget, and proposed amendments thereto, in accordance with Article V, and (iii) propose and recommend changes to the Business Plan or any Budget, property leasing and redevelopment strategies, sales positioning of the Property and other strategic plans concerning the Property from time to time as appropriate. Manager shall submit to Owner periodically, in a timely manner, any original invoices and other evidence of and support for amounts due and payable on account of the Property in its possession, along with Manager’s written authorization for payment.
     SECTION 2.2.3 Leasing of Space. Manager agrees to use its commercially reasonable and good faith efforts to oversee the leasing of each of the Projects in a manner consistent with the Business Plan to tenants acceptable to Owner and, in connection therewith, Manager shall act as leasing advisor (including review, analysis and assistance in negotiation of lease terms), and advise Owner in all matters regarding the retention of the Leasing Agent. Owner and not

Manager shall have final approval (in its sole discretion) over, and shall execute all Leases (including amendments), unless otherwise agreed in writing. Manager shall submit to Owner periodically, in a timely manner, monthly leasing activity reports. No additional compensation shall be due or payable to Manager on account of its leasing responsibilities.
     SECTION 2.2.4 Compliance with Lease Terms. Manager agrees to use its commercially reasonable and good faith efforts to oversee the management and conduct of the operations of the Property in compliance with all Leases, to consult with Owner regarding the breach of any tenant’s obligations as required by such tenant’s Lease, and at the direction of Owner, to otherwise undertake, oversee and coordinate such actions as may be necessary to exercise Owner’s rights under any such Lease.
     SECTION 2.2.5 Collections; Disbursements. Manager shall monitor and report the collection of all Income, insurance proceeds and condemnation awards (including the Property Manager’s receipt of same) based on the reports from Property Manager. Manager shall be responsible for investigating and recommending approval for all Property related disbursements requiring Owner approval under the Property Management Agreement, and shall submit all original invoices and other documentation in Manager’s possession to Owner in a timely fashion.
     SECTION 2.2.6 Defaults Under Leases. Manager shall promptly notify Owner of any material defaults by tenants under their Leases. Manager may, at Owner’s expense, with Owner’s prior approval, engage counsel and cause such legal proceedings to be initiated and prosecuted as may be necessary to enforce the Leases.
     SECTION 2.2.7 Service Contracts. Manager, in coordination with Property Manager, agrees to oversee the process of selection of contractors and the review, evaluation and negotiation on behalf of Owner of all Service Contracts. Owner and not Manager shall have final approval (in its sole discretion) over, and shall execute, all Service Contracts and amendments, unless otherwise agreed in writing.
     SECTION 2.2.8 Repairs and Maintenance. At the expense of Owner, and in accordance with the approved Budgets, Manager agrees to oversee keeping the Property, including all Improvements, equipment and systems, in good order and repair, as applicable to properties of a similar nature to the subject Project, oversee in coordination with Property Manager the making of all repairs that are the obligations of Owner to tenants and all repairs, maintenance, decorations, replacements, substitutions, improvements and additions to the Property necessary or desirable for keeping the Property in such condition.
     SECTION 2.2.9 Taxes and Insurance. At the expense of Owner, and in accordance with approved Budgets, Manager agrees to undertake the review and evaluation of appropriate casualty, public liability and other insurance coverages necessary or appropriate for the conduct of Owner’s business. Manager shall also oversee and monitor the prompt review, payment and, if applicable, appeal of any taxes, assessments and other obligations which could constitute liens against the Property.
     SECTION 2.2.10 Emergency Expenditures. Manager agrees to give prompt notice to Owner of any emergency of which Manager has knowledge requiring material repairs or expenditures and to make reasonable efforts to secure Owner’s prior approval before making same, but Manager may cause same to be made on its good faith judgment.
     SECTION 2.2.11 Notices of Claim of Injury or Damage. Upon knowledge of same (and unless otherwise directed by Owner), Manager agrees to notify (a) Owner and any insurance carrier of any personal injury or property damage occurring to or claimed by any tenant or third party with respect to the Property of which Manager has knowledge and (b) Owner of any disclaimer of coverage by any insurance carrier, and to promptly forward to Owner any summons, subpoena, or legal document served upon Manager relating to actual or alleged potential liability of Owner, Manager or the Property Manager.
     SECTION 2.2.12 Construction and Renovation. Manager shall monitor the design, bidding and construction of any improvements, including tenant improvement work and periodically notify Owner of construction progress. See also Section 2.3, below.
     SECTION 2.2.13 Information. Manager shall keep Owner apprised of, and shall promptly notify Owner of, all matters coming into Manager’s knowledge that have or may have a material adverse effect on the ownership, operation, maintenance or repair of the Property.
     SECTION 2.2.14 Assistance with Proposed Sale. Manager agrees to cooperate with and assist Owner in any attempt(s) by Owner to sell or otherwise transfer any or all of its interest in any of the Projects, including selecting real estate brokers and evaluating offers, without any claim for separate compensation therefore (other than the Incentive Disposition Fee and the Additional Incentive Disposition Fee described herein).
     SECTION 2.2.15 Damage and Destruction. Manager will promptly report and forward to Owner information regarding any casualty affecting the Property of which Manager is aware. In connection with any such casualty, Manager shall oversee such actions in connection therewith as are approved or requested by Owner.
     SECTION 2.2.16 Third Party Contracts. Manager shall advise Owner as to the necessity or desirability of entering into agreements (including the Property Management Agreement and the Leasing Agreement) at Owner’s expense and in form and substance acceptable to Owner, with third parties, to perform the duties Manager reasonably deems necessary with respect to the Property. Manager shall include in the Operating Budget estimated costs it has established for any such third party contracts.
     SECTION 2.3 Duties and Powers of Manager – Redevelopment. Manager shall coordinate and oversee the construction manager/general contractor whose responsibility it will be to monitor the design and construction of Work and Redevelopment Work, including, but not limited to: scheduling meetings between architects, engineers, space planners, and tenants (or prospective tenants); obtaining Owner’s or tenants’ written approval of working drawings (as applicable); coordinating and directing pre-bid conferences with contractors; establishing a project time schedule; administering and coordinating job site construction meetings as necessary to ensure the timely flow of information among Owner, tenants, contractors, professsionals, space planners and contractors (as applicable); obtaining and reviewing all necessary lien releases; reviewing all payment requests pursuant to the contract documents; inspecting the construction of the improvements; assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; conducting final walk-throughs with Owner, tenants, space planners and contractors (as applicable); obtaining tenants’ written acceptance and acknowledgement of the substantial completion date of the improvements; assisting in the preparation of a final punchlist which itemizes all work needed to be completed or requiring repair or adjustment; and obtaining from contractors, subcontractors, material suppliers or other consultants all such guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to Work. In connection therewith, Manager shall:
          (a) Assist Owner (and construction manager or general contractor, in the case of Construction Agreements other than with such parties) in reviewing and negotiating Construction Agreements; provided, however, all Construction Agreements, and all renewals, modifications and amendments to Construction Agreements, and all change orders in connection therewith, shall, unless otherwise determined by Owner, be executed by Owner and Manager shall have no power or authority to execute or approve any of the foregoing. Upon request made by Owner, Manager shall deliver to Owner copies of all Construction Agreements and any modifications or renewals thereof or change orders issued thereunder;
          (b) Oversee all filings and applications for permits, certificates and other similar approvals or documentation with all authorities having jurisdiction over the Property or Work;
          (c) Assist Owner in defining the scope of work; assist in preparing and reviewing plans and specifications, including attendance at meetings with architects and engineers; solicit bids; coordinate schedule, ordering, and deliveries; review draw requests and make recommendations for payment; keep Owner informed of the status of the job; and make recommendations regarding payment; and supervise and monitor the performance of the Professionals and the overall progress of the Work.
ARTICLE III
AUTHORITY OF MANAGER
     SECTION 3.1 General Construction of Agreement. Subject to taking action in connection with emergencies as contemplated by Section 2.2.10, Manager shall not have authority to act on behalf of Owner or to bind Owner to any obligation to any third party. Owner and not Manager shall have final approval (in its sole discretion) over, and shall execute all agreements binding on Owner with respect to the Property, unless otherwise agreed in writing.
ARTICLE IV
EXPENSES AND OTHER OBLIGATIONS OF OWNER
     SECTION 4.1 General Expenses of Manager to be Paid by Owner. Except as otherwise expressly provided herein, Owner shall not be obligated to reimburse out-of-pocket expenses incurred by Manager in connection with the performance of its obligations under this Agreement.
     Notwithstanding anything to the contrary in the foregoing, Manager shall be reimbursed for specific expenses related to the Projects set forth in an appropriate approved Budget or otherwise mutually and reasonably agreed to from time to time by Manager and Owner.

ARTICLE V
BUDGETS AND REPORTS
     SECTION 5.1 Budgets.
          (a) Manager agrees to oversee the preparation by Property Manager, at least annually, and submit to Owner for its approval on or before November 1st of preceding calendar year a proposed budget for the operation of the Property and the redevelopment of the Projects for the current calendar year (the “Budget”). The Budget shall consist of an operating budget (the “Operating Budget”) and a capital improvements budget (the “Capital Budget”). The Operating Budget shall show, in reasonable detail, each line item of anticipated income and expense (on a cash basis). The Capital Budget shall show, in reasonable detail, each line item of anticipated capital expenditures (actual expenses for improvements, repairs, replacements and alterations which, according to generally accepted accounting principles, consistently applied, are required or permitted to be capitalized and amortized over time, rather than expenses in the year paid or incurred).
          (b) Manager agrees not to authorize expenditures for the operation and maintenance or improvement of, or otherwise relating to, the Property in any fiscal year except within the categories and amounts contained in the Budgets for that year previously approved by Owner, unless (i) such expenditure is specifically authorized under any of the other provisions of this Agreement, or (ii) Manager first obtains Owner’s written approval of such expenditure. In addition, during each calendar year, Manager shall inform Owner of any significant increases or decreases in costs and expenses or revenues that were not foreseen during the Budget preparation period and thus were not reflected in the Operating Budget or the Capital Budget, and in turn propose changes to the Budgets for Owner’s approval.
          (c) Pending approval of an Operating Budget and/or a Capital Budget for any calendar year, or if Owner shall fail to approve an Operating Budget and/or a Capital Budget for any calendar year, then during any such period Manager shall continue to oversee the Property Manager so as to manage, maintain, supervise, direct and operate the Property in accordance with the Operating Budget or the Capital Budget for the immediately preceding calendar year (however, in the case of an Operating Budget, unless Owner otherwise expressly notifies Manager otherwise, each budget item shall be increased by 5%) until Owner approves the new Operating Budget and/or Capital Budget.
          (d) At the same time that Manager submits to owner any Capital Budget or Operating Budget, Manager shall also submit a proposed overall plan for the marketing, leasing, repair, management, operation and maintenance of the Property during the period covered by such Budget.
          (e) Manager shall prepare or provide any other or further information, projections or documents relating to the management, operation or maintenance of the Property as Owner may from time to time reasonably request.

          (f) Manager shall submit to Owner from time to time, proposed revisions to the Budgets for Owner’s approval, whenever Manager determines that revisions to the Budgets would be in the best interest of Owner.
     SECTION 5.2 Business Plans. Manager agrees to prepare and submit to Owner from time to time for Owner’s approval proposed revisions to the Business Plan whenever Manager determines that revisions regarding the development, marketing and disposition of the Projects, including a projected timeline for redevelopment, projected revenues and expenses and other matters relevant to the ownership and management of the Property would be in the best interest of Owner.
     SECTION 5.3 Reports. Manager shall, within ten (10) days after the end of each calendar month during the term of this Agreement (or, if later, within ten (10) days after the receipt of the operating and cash flow statements from the Property Manager) provide to Owner in a written format mutually agreed to by Owner and Manager (and based on the reports and information so provided by the Property Manager, Leasing Agent and other applicable providers of such information), all results of operation of the Property for the prior month and year-to-date and other financial documentation, including matters related to the monthly cash flow reports, and to the performance relative to the Budgets (the “Monthly Statements”). Manager shall cooperate with the Property Manager and Owner’s accountants in the preparation of monthly and annual financial statements and quarterly and annual tax returns for Owner in a manner reasonably acceptable to Owner.
     SECTION 5.4 Annual Audits. Manager shall, at Owner’s request, assist Owner with Owner’s annual review of the books and records of the Property made by a firm of certified public accountants or other auditors selected by Owner. Manager shall assist Owner, at Owner’s request, in obtaining information necessary for Owner’s tax advisors to prepare Owner’s tax returns. In addition, Manager shall furnish Owner with information in Manager’s possession data and information regarding the business of the Property as shall be required to enable Owner to prepare its Federal, state and local income tax returns, and not otherwise available from Property Manager or Owner. The expense of the annual review and tax returns shall be an expense of Owner.
ARTICLE VI
INDEMNIFICATION
     SECTION 6.1 Indemnification. Manager agrees to indemnify and save Owner and each Owner Exculpated Party harmless from and against all loss, cost, liability and expense, including, but not limited to, reasonable counsel fees and disbursements that may be occasioned by (a) any acts constituting theft, fraud, willful misconduct or gross negligence on the part of Manager, or manager’s failure to take appropriate action for the theft, fraud, willful misconduct or gross negligence of Manager’s personnel and its employees, agents and/or representatives, or (b) any action by Manager in breach of this Agreement. Except for the matters covered by Manager’s indemnity set forth in this Section 6.1, Owner shall indemnify, defend and hold harmless Manager and Manager Exculpated Parties from any loss, cost, liability and expense, including, but not limited to, reasonable counsel fees, relating to the Property that results from

Manager’s performance of Manager’s Obligations hereunder in accordance with the terms hereof, provided Manager and each of the Manager Exculpated Parties:
          (i) was acting in good faith, with the belief that such conduct complied with the requirements of this Agreement, and was not engaged in negligence, fraud, intentional misrepresentation, gross negligence or theft;
          (ii) notifies Owner and any insurance carrier (as required) promptly after Manager becomes aware of any such loss, damage or injury;
          (iii) takes no action (such as admission of liability) that bars Owner from obtaining any protection afforded by any insurance policy Owner may hold or that might prejudice Owner in its defense to a claim based on such loss, damage or injury; and
          (iv) agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit; provided, that Manager shall have the right to participate in such defense at Manager’s sole cost and expense.
Nothing contained herein shall be construed as indemnifying Manager against its theft, fraud, negligence, willful misconduct or gross negligence.
     SECTION 6.2 Survival of Indemnifications. The indemnifications set forth in this Article VI shall survive the expiration or earlier termination of this Agreement.
     SECTION 6.3 Insurance. Owner shall maintain, and name Manager as an additional insured under, policies of comprehensive general liability insurance as is customary for properties of the type as the Property.
     SECTION 6.4 Waiver of Subrogation. Any insurance carried by either party with respect to the Property or any occurrence thereon shall, if it can be so written without additional premiums or with an additional premium that the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to the occurrence of injury or loss. Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any right or recovery against the other of injury or loss due to hazards covered by such insurance containing such waiver of subrogation.
ARTICLE VII
COMPENSATION
     As its sole compensation, payment and commissions for the performance of Manager’s Obligations, Manager shall be entitled to receive the fees described in Exhibit “A”.
ARTICLE VIII
TERM OF AGREEMENT
     SECTION 8.1 Term of Agreement. This Agreement shall continue in force with respect to the Project (the “Term”) until the earliest to occur of (i) three (3) years from the Effective

Date; (ii) the sale, transfer, conveyance or other disposition of all the Property by Owner (this Agreement shall terminate as to any one Project upon the sale, transfer, conveyance or other disposition of that particular Project by Owner); (iii) the earlier termination of this Agreement pursuant to the terms hereof; or (iv) the consummation of the Payoff Option as more particularly described in Exhibit “B”. Manager may terminate this Agreement at any time upon sixty (60) days’ prior written notice to Owner.
     SECTION 8.2 Termination. Notwithstanding anything to the contrary contained in this Agreement, Owner shall have the right to terminate this Agreement (i) upon the failure of Manager to timely cure a default in the performance of its obligations hereunder, including the failure to deliver Budgets or Business Plans as required by this Agreement, or other violation of express terms of this Agreement, if Manager has not cured such default within thirty (30) days of receipt of written notice of such default, or (ii) if Manager shall engage in fraud, deceit, intentional misconduct, embezzlement, misappropriation of funds, or knowing violation of law. In the case of defaults described in clause (i) that cannot reasonably be cured within the thirty (30) day period described in clause (i), and provided Manager commences such cure within such thirty (30) day period and thereafter diligently pursues such cure, such thirty (30) day period shall be extended by the reasonable period required to effect such cure (however, such extension of the 30-day period shall in no event exceed 60 days).
     SECTION 8.3 Obligations Under Termination. Upon termination of this Agreement for any reason, or the expiration of the term according to the terms of this Agreement, the relationship created hereby shall immediately cease and Manager shall have no further right to act for Owner or pursue any of the activities described in this Agreement. In the event of termination, Manager agrees to fulfill all reporting, bookkeeping and related functions hereunder through termination. Upon termination, Manager shall at the sole cost and expense of Owner, also forthwith (i) deliver to Owner all monies of Owner on hand, (ii) deliver to Owner, as received, any monies due Owner under this Agreement, (iii) deliver to Owner (in accordance with Owner’s reasonable instructions), all materials and supplies, keys, copies of contracts, agreements and documents, and copies of such other accounting papers, books and records pertaining to the operation of the Property as Owner may request, (iv) deliver to Owner or Owner’s duly appointed agent, all records, contracts, receipts, unpaid bills, and all other papers or documents that pertain to the Property in Manager’s possession or control, and (vi) perform any other actions, or deliver any other documents, reasonably required hereunder upon termination of this Agreement, including facilitating an orderly transition of asset management to a new asset manager of the Property. This Section 8.3 shall survive the expiration or earlier termination of this Agreement.
     SECTION 8.4 Payment of Compensation After Termination. Manager shall not be entitled to the payment of any Asset Management Fee that is payable with respect to the period after this Agreement is terminated, other than any accrued and unpaid Asset Management Fee with respect to the period prior to the effective date of such termination. However, notwithstanding anything to the contrary in this Agreement (including the previous provisions of this Article 8), unless the Pay-Off Option has been consummated, the Owner’s obligation to pay the Incentive Disposition Fee and the Additional Incentive Disposition Fee, both as described in Exhibit “A”, shall survive the expiration of the Term or the termination of this Agreement for any reason.

ARTICLE IX
NOTICES
     All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), (iii) on the day one business day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the date shown on the certified mail receipt for acceptance or refusal of delivery following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):
     If to Owner:
     Asset Capital Partners, L.P.
     4733 Bethesda Avenue
     Suite 800
     Bethesda, Maryland 20814
     Attn: William B. LeBlanc, III
     If to Manager to:
Brownstone Capital, LLC
4733 Bethesda Avenue
Suite 500
Bethesda, Maryland 20814
Attn: Stephen Carboni and Shawn Krantz
ARTICLE X
MISCELLANEOUS
     SECTION 10.1 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.
     SECTION 10.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.
     SECTION 10.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.

     SECTION 10.4 Assignability. This Agreement and all rights hereunder shall not be assigned by Owner or Manager nor shall Manager permit a “Change of Control” to occur without the prior written approval of Owner. In the event a Change of Control, as defined in this Agreement, occurs with respect to Manager as a result of the death or incompetence of a party, and Owner does not approve such Change in Control, which approval will not be unreasonably withheld, then Owner may terminate this Agreement upon thirty (30) days’ prior notice to Manager.
     SECTION 10.5 Limited Authority. Manager’s authority shall be derived wholly from this Agreement, and Manager has no authority to act for, bind or represent Owner except as herein specified.
     SECTION 10.6 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Manager and Owner and their respective permitted assigns.
     SECTION 10.7 No Partnership or Joint Venture. Nothing contained herein shall be deemed to constitute Owner and Manager as partners or joint venturers.
     SECTION 10.8 Time. Time is of the essence with respect to this Agreement.
     SECTION 10.9 Non-Compete; Other Business; Competition; Etc. Manager and Owner each understands and acknowledges that Affiliates of Manager or Owner may be interested, directly or indirectly, in various other businesses and undertakings and such businesses and undertakings may complete, either directly or indirectly, with the conduct of the business of Owner. Manager and Owner hereby agree that (i) the assumption by Manager of its duties hereunder shall be without prejudice to its rights (or the rights of its Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom; (ii) Manager and Owner each waives any rights it might otherwise have to share or participate in such other interests or activities of the other party or their respective affiliates; (iii) Owner consents to the pursuit of other ventures by Manager, even if such other ventures are competitive with the business of Owner.
     SECTION 10.10 Limitation of Recourse. Notwithstanding anything to the contrary contained herein no Owner Exculpated Party shall have any liability hereunder.
     SECTION 10.11 No Sales Agreement. Manager is not authorized to list the Property for sale or to negotiate with prospective purchasers of the Property; however, Manager shall deliver to Owner any unsolicited offers to purchase all or any portion of the Property. If Owner should sell the Property or enter into an agreement with a prospective purchaser with respect to a sale of the Property, then, with the exception of the Incentive Disposition Fee, Manager shall not be entitled to any sales brokerage commission, finder’s fee or any other compensation unless Owner has entered into a separate written listing agreement or sales broker agreement with Manager.
[Signatures on Following Page]

     IN WITNESS WHEREOF, Owner and Manager have executed this Agreement as of the Effective Date.

OWNER:
Witness		ASSET CAPITAL PARTNERS, L.P., a Delaware limited liability company

By: ACC GP, LLC Its: General Partner

/s/ S. Krantz	By:	/s/ William B. LeBlanc, III

William B. LeBlanc, III, President and Chief Operating Officer

MANAGER:
BROWNSTONE CAPITAL, LLC, a Virginia limited liability company

/s/ S. Krantz	By:	/s/ M. Shawn Krantz

M. Shawn Krantz, Member

/s/ S. Krantz	By:	/s/ Stephen Carboni

Stephen Carboni, Member